NONCOMPETITION, Non-solicitation

and confidentiality AGREEMENT

THIS NONCOMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2013 by and between 800 Commerce, Inc., a Florida corporation (“800 Commerce”), and MediSwipe, Inc., a Delaware corporation (“MediSwipe”).

Recitals

WHEREAS, MediSwipe currently owns approximately 32% of the outstanding shares of common stock of 800 Commerce;

WHEREAS, MediSwipe proposes to dividend to its shareholders all of the shares of common stock of 800 Commerce held by MediSwipe pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Spin-Off”); and

WHEREAS, 800 Commerce has required as a material condition to the Spin-Off that MediSwipe agrees to the restrictions and covenants contained in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I

Noncompetition

1.1.                              Certain Definitions. As used in this Agreement, and except as otherwise provided herein, the following terms shall have the meanings assigned to them below:

(a)             “Affiliate” means, with respect to any Person (as defined below), any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b)             “Business” means merchant payment processing services and online lead generation services that identify and qualify buyers of products and services and match them to markets and services; provided that the term “Business” does not include any such activities to the extent provided or relating to the ownership or operation of medical marijuana dispensaries.

(c)              “Competitor” means any Person (other than 800 Commerce) that now or hereafter engages in the Business worldwide (the “Territory”).

(d)             “Control Person” means with respect to any Person any executive officer or member of the board of directors of such Person, or anyone serving in a similar capacity, and any Person, who individually or as a member of a group, beneficially owns two percent (2%) or more of the voting securities of such Person. For purposes of this definition, beneficial ownership shall be calculated in the manner provided for in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(e)              “Person” means any individual, limited liability company, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

(f)              “Confidential Information” shall mean any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, inventions, trade secrets, know-how, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters to the extent it derives commercial value from being maintained in confidence. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public or widely known throughout the industry of the Business on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

1.2.          Covenant Not To Compete. MediSwipe covenants and agrees that it will not, during the Term (as defined below), either individually or in partnership or in conjunction with any Person and whether as principal, agent, shareholder, member, officer, employee, investor or in any manner whatsoever, directly or indirectly engage in, continue in, or carry on, invest in, own, manage, operate, finance or control, or participate in the ownership, management, operation, finance or control, of any business that competes with the Business in the Territory; provided, however, that none of the foregoing shall prohibit (i) the ownership of securities of a Person that is listed on a national securities exchange or traded in the national over-the-counter market in an amount that does not exceed one percent (1%) of the outstanding shares of any such Person, (ii) the involvement in any business or operation that focuses exclusively on servicing medical marijuana dispensaries or (iii) certain officers and directors of MediSwipe from serving as officers or directors of 800 Commerce..

Article II

Non-Solicitation

2.1.                              Non-Solicitation. MediSwipe shall not, during the Term, directly or indirectly:

(a)             Solicit or induce or seek to solicit or induce, any Person who is engaged as an employee, consultant, agent, independent contractor, or otherwise by 800 Commerce to terminate his, her or its employment or engagement, or employ or otherwise engage any such Person; or

(b)             (i) solicit or induce any employees of 800 Commerce to leave such employment; or (ii) solicit, cause or induce any actual or prospective client, customer, supplier or licensor of 800 Commerce, or any other Person who has a business relationship with 800 Commerce, to terminate or modify any such actual or prospective relationship;

provided, however, that none of the foregoing shall prevent MediSwipe appointing as officers and directors of MediSwipe Persons who also serve as officers or directors of 800 Commerce.

Article III

confidentiality

3.1.                              Confidentiality. From and after the date hereof, MediSwipe shall not (and it shall cause its Affiliates and their respective officers and directors not to), directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of 800 Commerce or use or otherwise exploit for its (or its Affiliates’) own benefit or for the benefit of anyone other than 800 Commerce, any Confidential Information, except as may be necessary or desirable for MediSwipe to carry out its business operations that do not conflict with MediSwipe’s covenant not to complete in Section 1.2. MediSwipe and its Affiliates (and their respective officers and directors) shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by subpoena or an order of a court of competent jurisdiction; provided, however, that in the event disclosure is required by such subpoena or a court order, MediSwipe shall, to the extent reasonably possible, provide 800 Commerce with prompt notice of such requirement prior to making any disclosure so that 800 Commerce may seek an appropriate protective order.

Article IV

Term

4.1.                              Term. The covenants stated herein shall be effective from the distribution date of the Spin-Off to and including the earlier of (a) such time as the Control Persons of MediSwipe do not include, and have not included for 90 consecutive days, any Person who during such period was a Control Person of 800 Commerce or (b) the fifth (5th) anniversary of the distribution date of the Spin-Off (the “Term”), except that the obligation of MediSwipe with respect to the protection of trade secrets shall survive the termination or expiration of this Agreement until such time as any disclosed trade secrets are no longer protectable under applicable law as trade secrets.

4.2.                              Extension. In the event of a material breach by MediSwipe of any covenant set forth in this Agreement, the Term shall be extended with respect to such covenant(s) by the amount of time during which such breach continues.

Article V

Remedies

5.1.                              800 Commerce’s Remedies. The parties hereby agree that the covenants contained in this Agreement are necessary to protect the legitimate business interests of 800 Commerce. MediSwipe acknowledges and agrees that his breach of any provision of this Agreement is likely to cause irrevocable harm to 800 Commerce, for which there may be an inadequate remedy at law and for which the ascertainment of damages would be difficult. Accordingly, in the event of a breach of any term of this Agreement by MediSwipe, 800 Commerce shall be entitled, in addition to, and without having to prove the inadequacy of other remedies at law (including, without limitation, damages for prior breaches hereof), to specific performance of this Agreement, as well as injunctive relief, and MediSwipe consents to the issuance of such injunction and agrees not to assert in any proceeding that monetary damages would be a sufficient remedy. By execution of this Agreement, MediSwipe hereby waives any requirement that 800 Commerce post any bond or other security in connection with such injunctive relief. In addition, the parties expressly agree that if the scope of any provision contained in this Agreement is too broad to permit the enforcement of such restriction to its fullest extent, then such provision shall be enforced to the maximum extent permitted by law, and each of 800 Commerce and MediSwipe hereby consents and agrees that such scope may be judicially limited or modified accordingly in any proceeding brought to enforce such restriction. The rights and remedies provided by this Section 5.1 are cumulative and in addition to any other rights or remedies which 800 Commerce may have hereunder or at law or in equity. In the event that 800 Commerce seeks damages for any breach of this Agreement, the portion of the Purchase Price which is allocated by the parties to the covenants contained herein shall not be considered a measure of or limit on such damages.

5.2.          Derivative Action. The parties agree that any action to enforce the terms of this Agreement by 800 Commerce may be brought on a derivative basis by the holders of record of five percent (5%) or more of the outstanding voting securities of 800 Commerce. The rights of the stockholders of 800 Commerce set forth in this Section 5.2 shall be in addition to, and in no way shall restrict, the rights of the stockholders of 800 Commerce to bring derivative actions under the laws applicable to 800 Commerce or any other claim or request for remedial action.

Article VI

Miscellaneous

6.1.                              Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to its subject matter (including all letters of intent entered into prior hereto), and constitutes a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. There have been and are no agreements, representations or warranties among the parties other than those set forth or provided for in this Agreement. This Agreement may be amended only by a written agreement signed by each party; provided further, that in the case of any amendment that reduces or adversely effects the rights of 800 Commerce hereunder, no such amendment shall be effective until such time as it has been approved by the holders a majority of the outstanding voting securities of 800 Commerce.

6.2.                              Governing Law; Consent to Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each party stipulates that any dispute under this Agreement may be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, any state or federal court having jurisdiction over this matter, and each party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each party waives any right to trial by jury with respect to any dispute.

6.3.                              Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing to the applicable parties at their respective addresses indicated in this Section 6.3 and shall be personally delivered, sent by facsimile transmission, sent by registered or certified U.S. mail, return receipt requested and postage prepaid or sent by private overnight mail courier service, as follows:

(a)             If to MediSwipe, to:

________________________

Facsimile: (___) ___-____

(b)             If to 800 Commerce, to:

________________________

Facsimile: (___) ___-____

or to such other Person or address as any party shall have specified by notice in writing to the other parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission; if sent by private overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by registered or certified U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

6.4.                              Severability. If any tribunal or any court of competent jurisdiction determines that the provisions of this Agreement are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

6.5.                              Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, permitted successors and permitted assigns.

6.6.                              Attorneys’ Fees. In the event of the bringing of any action by either party hereto against the other party arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys’ fees.

6.7.                              Counterparts. This Agreement may be executed in two or more counterparts (including by means of facsimile or electronically transmitted portable document format (PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument; provided that facsimile or electronically transmitted signatures of this Agreement shall be deemed to be originals. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

“MediSwipe”

MediSwipe, Inc.,

A Delaware corporation

By: _________________________

“800 Commerce”

800 Commerce, Inc.,

A Florida corporation

By: _________________________